For Immediate Release	Contact: Tony Anish
Ph.: 949-722-2720
tony@mlinecap.com

M Line Holdings, Inc. Announces Listing on OTC
Bulletin Board

Company begins trading under symbol MLHC

Tustin, CA – December 23, 2009 – M Line Holdings, Inc. (OTC Bulletin Board: MLHC - “M Line Holdings” or “the Company”), is pleased to announce that it began trading on the OTC Bulletin Board under the symbol “MLHC,” effective November 19, 2009.

George Colin, CEO of M Line Holdings, Inc., stated “The Company has been working diligently on the relisting of the stock for some time and the Board was delighted to complete this long process.  We would like to thank our shareholders who have been understanding during this lengthy process.”

There has been little news distributed about the Company over the last few years but now with a new Board the Company  will keep  its shareholders fully informed as to the progress of the Company.  To that end, the Company has issued an open letter to shareholders today, which can be viewed at www.mlineholdings.com.

In addition, M Line Holdings recently announced that the Company has signed a binding Letter of Intent to acquire Money Line Capital, Inc. (“MLC”), a privately held California corporation.  The transaction will be structured as a share exchange with the shareholders of MLC exchanging their shares of M Line Holdings, Inc. The parties had planned to enter a definitive Share Exchange Agreement on or about December 1, 2009 and close the transaction on or before January 29, 2010, but the estimated time for completion of the audits has extended the timeline.

Under the new timeline, the fair market value of MLC and its subsidiaries will be determined by a third-party valuation, to be completed by March 12, 2010, and the Company and MLC will enter into a definitive Share Exchange Agreement on or about April 2, 2010.  The transaction is now anticipated to close on or before April 30, 2010.

“We are delighted that our stock is again listed on the OTC BB and we believe that our intent to merge MLC with M Line Holdings, Inc. will add value for our current shareholders,” said George Colin, CEO of M Line Holdings, Inc., “It is important that our shareholders read our open letter on our web site to truly understand the future of the Company.”

“We look forward to merging our group of companies with M Line Holdings, Inc. and we will continue to provide information to M Line holdings, Inc. about our group of companies that can be released to the shareholders so that they remain fully informed about this merger and its companies,” stated Jitu Banker, President of Money Line Capital, Inc.

Additional information regarding this transaction can be viewed in the open letter to our shareholders issued today.

About M Line Holdings, Inc.

M Line Holdings, Inc. (formerly Gateway International Holdings, Inc.) is currently a reporting company under the Securities and Exchange Act of 1934, as amended, with approximately 600 shareholders and two operating subsidiaries. Money Line Capital, Inc. (“MLC”) is a business financing corporation and holding company with equity in operating subsidiaries in financing, aerospace, real estate, media, beverage and technology, including a 52% interest in M Line Holdings, Inc.

M Line Holdings Inc. is headquartered at 2672 Dow Avenue, Tustin, CA 92780. Money Line Capital Inc. is headquartered at 17702 Mitchell North, Suite 201, Irvine, CA 92614.

Forward Looking Statements

This news release contains certain “forward- looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company's control. The forward-looking statements are also identified through the use of words “believe,” enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from these forward-looking statements as a result of a number of risk factors detailed in the Company's periodic reports filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.

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